Update on JetBlue Operations, Community Support and Financial Impact due to Hurricane Sandy

NEW YORK, Nov. 2, 2012 - JetBlue Airways Corp. (NASDAQ: JBLU) reports the following impact of Hurricane Sandy, and its plans to help the community recover.

Operations are fully restored to the JetBlue airports impacted by Hurricane Sandy, including all New York metropolitan airports, and the airline expects to resume its full schedule tomorrow, November 3, 2012.

JetBlue customers booked for travel through Sunday, November 4, 2012 may rebook without fee through November 14. Customers who purchased tickets on or before October 28, 2012 and booked for travel through the end of the year who find themselves unable to travel may convert the full value of their ticket into a credit valid for one year.  Full details are available here:
http://bit.ly/ME6Gx4

JetBlue is matching the first $100,000 in donations made to the American Red Cross via its website (http://jetbluegives.org/).  In addition, the company is donating $250,000 to the JetBlue Crewmember Crisis Fund, a 503(c) independent non-profit designed to support JetBlue crewmembers, and will match, dollar for dollar, all crewmember donations to the fund through November 30, 2012.

“New York is our hometown, and accordingly, we had a large number of crewmembers, customers and neighbors in harm's way this week. Our thoughts are with those who lost loved ones and suffered catastrophic property loss throughout the Northeast,” said JetBlue President and CEO Dave Barger.

Although JetBlue cancelled 1,484 flights in October due to Hurricane Sandy, the overall financial impact to JetBlue's October profitability is not expected to be material. JetBlue cancelled 230 additional flights in November due to Hurricane Sandy, and the company expects short term demand to soften as customers focus their attention to recovering from the storm. As a result, fourth quarter impact is expected to be material.

“The storm is not yet behind us,” Mr. Barger said. “Our families and communities are focused on rebuilding.  The JetBlue family is here to help. I would like to thank JetBlue's 14,500 crewmembers for their commitment to running a reliable operation for our customers at this difficult time, as well the City and State of New York, the City of Newark, the State of New Jersey, all of the first responders including police, fire and emergency medical technicians, the Metropolitan Transportation Authority and the Port Authority of New York and New Jersey for their leadership and partnership. We are ready, willing and able to do our part and more to get our hometown back to business as usual.”

Please continue to check www.jetblue.com, www.blog.jetblue.com and @JetBlue on Twitter for continued operational updates.

About JetBlue
JetBlue is New York's Hometown Airline(TM) with other focus cities in Boston, Fort Lauderdale, Los Angeles, Orlando and San Juan. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 72 cities with 750 daily flights and plans to launch service to Providence, Rhode Island, as well as Grand Cayman, Cayman Islands; and Samana, Dominican Republic this November, subject to receipt of government approval.  JetBlue also plans to launch service to Charleston, South Carolina in

early 2013.   With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information call +1 800-538-2583 (TTY/TDD +1 800-336-5530) or visit www.jetblue.com.

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This update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book; changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.